Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 13, 2013 (except for the effects of the stock split described in Note 1, as to which the date is July 26, 2013) with respect to the consolidated financial statements of Fox Factory Holding Corp. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

San Jose, California

August 2, 2013